Exhibit 99.1

FOR IMMEDIATE RELEASE

Creative Realities Reports Fiscal 2026 First Quarter Results

Company on Path for Growth Acceleration and Record Year of Performance

LOUISVILLE, KY – May 15, 2026 – Creative Realities, Inc. (“Creative Realities,” “CRI,” or the “Company”) (NASDAQ: CREX), a leading provider of digital signage, media and AdTech solutions, today announced its financial results for the fiscal first quarter ended March 31, 2026.

Highlights:

●	First quarter revenue of $16.3 million versus $9.7 million in the prior-year period.

●	Gross profit of $5.6 million for the three months ended March 31, 2026 versus $4.5 million in the first quarter of fiscal 2025.

●	Adjusted EBITDA* of $(0.5) million for the first quarter of 2026 versus $0.5 million in the prior-year period.

●	Annualized recurring revenue (“ARR”)** of approximately $20.1 million at both the end of the first quarter and as of December 31, 2025.

“The first quarter played out largely as expected, with top line growth year-over-year but, as previously discussed, revenue was negatively impacted by several winter storms and other seasonal factors across much of our operating footprint,” said Rick Mills, Chief Executive Officer. “We expect the remainder of fiscal 2026 to show stronger sales based on our current book of business, a strong pipeline of new opportunities and growth from the acquisition of CDM. With the integration of this transaction substantially complete, we are investing in our people and business development initiatives with the goals of accelerating the Company’s revenue trajectory and improving profit margins through both synergy realization and cost leverage. We’re excited by the growth we see on the horizon, and the second quarter is already off to a great start in terms of new installations and customer engagement. Overall, we continue to be positioned for our best year ever and look forward to achieving a higher level of success in the quarters to come.”

*Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

**Annualized Recurring Revenue is a non-GAAP operating metric

2026 First Quarter Financial Results

Sales were $16.3 million for the fiscal 2026 first quarter as compared to $9.7 million in the same period in fiscal 2025, with approximately $7.9 million in the current year quarter from the acquisition of Cineplex Digital Media (“CDM”). Hardware revenue rose to $4.6 million, versus $3.4 million in the prior-year period, while service revenue increased to $11.8 million from $6.3 million in fiscal 2025, largely reflecting the impact of the CDM transaction as well as deployment timing. Total sales declined sequentially from the fiscal 2025 fourth quarter due to normal seasonal factors along with installation delays tied to extreme weather conditions impacting parts of North America.

Consolidated gross profit was $5.6 million for the fiscal 2026 first quarter versus $4.5 million in the prior-year period, and consolidated gross margin was 34.2% versus 45.7% in the fiscal 2025 first quarter, reflecting a higher percentage of lower-margin hardware revenue compared to the prior-year period. Gross margin on hardware revenue was 14.0% in fiscal 2026 as compared to 32.1% in the prior-year period, while gross margin on services amounted to 42.0%, versus 53.0% in the fiscal 2025 first quarter. Hardware gross margin decreased year-over-year primarily due to an unusually high mix of QSR deployments during the period and significant one-time costs ($0.5 million) associated with transitioning away from an outsourced installer of a large CDM customer. Service gross margin declined year-over-year largely due to the expiration of certain customer contracts in 2025. The Company ended the 2026 first quarter with ARR of approximately $20.1 million.

Sales and marketing expenses in the first quarter rose to $2.9 million, versus $1.2 million in the prior-year period, while general and administrative (G&A) expenses increased to $8.9 million versus $3.9 million in the first quarter of fiscal 2025, primarily a result of the inclusion of CDM.

The Company posted an operating loss of approximately $6.2 million in the first quarter of fiscal 2026 compared to an operating loss of $0.7 million in the first quarter of fiscal 2025. CRI reported a net loss of $7.5 million and a net loss attributable to common stockholders of $7.9 million, or $(0.74) per diluted share, in the quarter ended March 31, 2026 versus net income of $3.4 million, or $0.32 per diluted share, in the prior-year period. The fiscal 2025 first quarter included a $4.8 million gain on the settlement of a contingent liability.

Adjusted EBITDA (defined later in this release) was $(0.5) million in the first quarter of 2026 as compared to $0.5 million in the prior-year period.

Balance Sheet

As of March 31, 2026, the Company had cash on hand of approximately $1.8 million, versus $1.6 million at December 31, 2025. The Company had outstanding debt of approximately $47.5 million versus $44.0 million at the start of the fiscal year.

Conference Call Details

The Company will host a conference call to review the results of the first quarter of 2026, and provide additional commentary about recent performance, on May 15 at 9:00 am Eastern Time, which will include prepared remarks and materials from management, followed by a live Q&A. The call will be hosted by Rick Mills, Chief Executive Officer, Tamra Koshewa, Chief Financial Officer, and George Sautter, Chief Strategy Officer.

Prior to the call, participants should register at https://bit.ly/CREXearnings1Q2026. Once registered, participants can use the weblink provided in the registration email to participate in the live webcast. An archived edition of the earnings conference call will also be posted on the Company’s website later today and will remain available for one year.

Use of Non-GAAP Measures

The Company prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” The Company defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. The Company defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges. EBITDA and Adjusted EBITDA are not measures of performance defined in accordance with GAAP. However, EBITDA and Adjusted EBITDA are used internally in planning and evaluating the Company’s operating performance. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income/(loss) or to net cash used in operating activities as measures of operating results or liquidity. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net income/(loss) to EBITDA and Adjusted EBITDA is included in the accompanying financial schedules. For further information, please refer to the Company’s filings available online at www.sec.gov, including its Annual Report on Form 10-K for 2025 filed with the Securities and Exchange Commission.

Annualized recurring revenue, or “ARR,” represents the annualized revenue run rate of our subscription (1) software-as-a-service (“SaaS”) contracts, (2) maintenance and support of perpetual license contracts, and (3) content management service contracts at the end of the final calendar month included in a reporting period, assuming these contracts are renewed on their existing terms for customers that are under subscription contracts with us. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base, assuming no cancellations or price changes occur during that period. We believe that ARR is a key operating metric to measure our business because it is driven by our ability to acquire new subscription customers and to maintain and expand our relationship with existing subscription customers. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

For further information, please refer to the Company’s filings available online at www.sec.gov, including its Annual Report on Form 10-K for 2025 filed with the Securities and Exchange Commission.

About Creative Realities, Inc.

Creative Realities designs, develops and deploys digital signage-based experiences for enterprise-level networks utilizing its Clarity™, ReflectView™, and iShowroom™ Content Management System (CMS) platforms. The Company is actively providing recurring SaaS and support services across diverse vertical markets, including, but not limited to, retail, automotive, digital out-of-home (DOOH) advertising networks, convenience stores, foodservice/QSR, gaming, theater, and stadium venues. In addition, the Company assists clients in utilizing place-based digital media to achieve business objectives such as increased revenue, enhanced customer experiences, and improved productivity. This includes the design, deployment, and day-to-day management of retail media networks to monetize on-premise foot traffic utilizing its AdLogic™ and CPM+™ programmatic advertising platforms.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and includes, among other things, discussions of our business strategies, product releases, future operations and capital resources. Words such as "estimates," "projects," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results. They are based on the opinions, estimates and beliefs of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside of our control, that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Some of these risks are discussed in the “Risk Factors” section contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s subsequent filings with the U.S. Securities and Exchange Commission. Important factors, among others, that may affect actual results or outcomes include: our ability to integrate the recently acquired business of Cineplex Digital Media Inc. (“CDM”) into our own, maintain or improve the financial performance of CDM’s business and realize anticipated synergies, our strategy for customer retention, growth, product development, market position, financial results and reserves, our ability to execute on our business plan, our ability to retain key personnel, our ability to remain listed on the Nasdaq Capital Market, our ability to realize the revenues included in our future guidance and backlog reports, our ability to satisfy our upcoming debt obligations and other liabilities, the ability of the Company to continue as a going concern, potential litigation, supply chain shortages, and general economic and market conditions impacting demand for our products and services. Readers should not place undue reliance upon any forward-looking statements. We assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media:

Idea Grove

creativerealities@ideagrove.com

Investor Relations:

Chris Witty

cwitty@darrowir.com

646-438-9385

ir@cri.com

https://investors.cri.com/

CREATIVE REALITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,829	$1,559
Accounts receivable, net	14,501	19,219
Inventories, net	6,562	7,420
Prepaid expenses and other current assets	3,199	5,347
Total current assets	26,091	33,545

Property and equipment, net	2,582	2,937
Goodwill	52,153	53,266
Other intangible assets, net	34,451	35,906
Finance lease right-of-use assets	20,425	22,658
Operating lease right-of-use assets	1,980	2,117
Other non-current assets	565	611
Total Assets	$138,247	$151,040

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,876	$16,673
Accrued expenses and other current liabilities	3,253	3,837
Deferred revenues	8,698	8,115
Customer deposits	1,968	1,823
Current maturities of operating leases	606	596
Current maturities of finance leases	5,758	3,799
Short-term debt	4,460	4,430
Total Current Liabilities	35,619	39,273

Revolving credit facility	9,505	4,940
Term debt, net of deferred financing costs	33,501	34,583
Non-current operating lease liabilities	1,509	1,673
Non-current finance lease liabilities	14,785	17,844
Deferred tax liabilities	2,190	3,541
Total Liabilities	97,109	101,854

Series A Redeemable Convertible Preferred stock, $1,000 stated value, 50,000 shares authorized; 30 shares issued and outstanding as of March 31, 2026 and December 31, 2025 Liquidation preference of $30,623 and $30,232 as of March 31, 2026 and December 31 2025, respectively	28,079	27,688
Shareholders' Equity:
Common stock, $0.01 par value, 66,666 shares authorized; 10,567 and 10,519 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	105	105
Additional paid-in capital	85,033	85,300
Accumulated deficit	(72,591)	(65,130)
Accumulated other comprehensive income	512	1,223
Total Shareholders’ Equity	13,059	21,498
Total Liabilities, Temporary Equity, and Shareholders' Equity	$138,247	$151,040

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2026	2025
Sales:
Hardware	$4,557	$3,394
Services and other	11,791	6,340
Total sales	16,348	9,734
Cost of sales:
Hardware	3,919	2,304
Services and other	6,833	2,977
Total cost of sales	10,752	5,281
Gross profit	5,596	4,453

Operating expenses:
Sales and marketing expenses	2,897	1,247
General and administrative expenses	8,905	3,928
Total operating expenses	11,802	5,175
Operating loss	(6,206)	(722)

Other expenses (income):
Interest expense, including amortization of debt discount	1,465	321
Gain on settlement of contingent consideration	-	(4,775)
Other expense, net	320	265
Total other (income) expenses, net	1,785	(4,189)

Loss before income taxes	(7,991)	3,467
Income tax benefit (expense)	530	(99)
Net (loss) income	(7,461)	3,368
Series A Redeemable Convertible Preferred Stock dividends	(391)	-
Net (loss) income applicable to common stockholders	$(7,852)	$3,368

Basic and diluted net (loss) income per common share	$(0.74)	$0.32

Weighted average shares outstanding - basic and diluted	10,552	10,447

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Three Months Ended March 31,
	2026	2025

Operating Activities:
Net (loss) income	$(7,461)	$3,368
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	3,893	1,187
Non-cash lease expense	129	105
Amortization of deferred financing costs	83	26
Stock-based compensation	324	2
Provision for credit losses	107	-
Provision for inventory reserves	-	18
Gain on settlement of contingent consideration	-	(4,775)
Deferred income taxes	(654)	39
Changes to operating assets and liabilities, net of acquisitions:
Accounts receivable	4,527	(2,378)
Inventories	826	189
Prepaid expenses and other current assets	2,108	(100)
Accounts payable	(5,692)	(1,744)
Accrued expenses and other current liabilities	(573)	(431)
Deferred revenue	653	2,342
Customer deposits	145	(130)
Other assets	7	(47)
Lease liabilities	(145)	(109)
Other non-current liabilities	-	(11)
Net cash used in operating activities	(1,723)	(2,449)

Investing Activities:
Purchases of property and equipment	(183)	(8)
Capitalization of costs for software development	(369)	(613)
Net cash used in investing activities	(552)	(621)

Financing Activities:
Repayment of term debt and promissory note	(1,097)	-
Proceeds from borrowings under revolving credit facility	11,037	12,111
Repayment of borrowings under revolving credit facility	(6,472)	(5,917)
Payment of contingent consideration	-	(3,000)
Repurchase of common stock warrants	(200)	-
Repayment of finance lease obligations	(753)	(12)
Net cash provided by financing activities	2,515	3,182

Effect of exchange rate on cash and cash equivalents	30	-
Net increase in cash and cash equivalents	270	112
Cash and cash equivalents, beginning of period	1,559	1,037
Cash and cash equivalents, end of period	$1,829	$1,149

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands, unaudited)

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of CRI’s profitability or liquidity. CRI’s management believes EBITDA and Adjusted EBITDA are useful financial metrics because they allow external users of CRI’s financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate CRI’s operating performance, compare the results of its operations from period to period and against CRI’s peers and because it highlights trends in CRI’s business that may not otherwise be apparent when relying solely on GAAP measures. CRI also presents EBITDA and Adjusted EBITDA because it believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA CRI presents may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from net (loss) income, CRI’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Quarters ended	2026	2025	2025	2025	2025

GAAP net (loss) income	$(7,461)	$(1,965)	$(7,862)	$(1,817)	$3,368
Interest expense:
Amortization of deferred financing costs	83	60	26	25	26
Interest expense, net	1,382	1,055	504	488	295
Depreciation/amortization:
Amortization of intangible assets	1,441	1,350	1,171	1,165	1,136
Depreciation of property and equipment	2,452	1,512	54	52	51
Income tax expense (benefit)	(530)	1,175	(82)	(26)	99
EBITDA	$(2,633)	$3,187	$(6,189)	$(113)	$4,975
Adjustments
Gain on settlement of contingent consideration	-	-	-	-	(4,775)
Stock-based compensation	324	724	308	1,249	2
Deal & transaction expenses	43	1,188	766	-	-
CDM related integration and transition costs	1,452	-	-	-	-
Loss on impairment of software asset	-	-	5,712	-	-
Loss on modification of revolver	-	24	-	-	-
Other expense (income)	320	108	144	(1)	265
Adjusted EBITDA	$(494)	$5,231	$741	$1,135	$467